SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

         Filed by the registrant  |X|

         Filed by a party other than the registrant  |_|

         Check the appropriate box:           |_|  Confidential, for Use of the
         |_|  Preliminary proxy statement          Commission Only (as permitted
         |X|  Definitive proxy statement           by Rule 14a-6(e)(2))
         |_|  Definitive additional materials
         |_|  Soliciting material pursuant to
              Rule 14a-11(c) or Rule 14a-12

                                  Arctco, Inc.
                (Name of Registrant as Specified in Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

         |_|  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
              14a-6(i)(2) or Items 22(a)(2) of Schedule A.
         |_| $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
         |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

              (1) Title of each class of securities to which transaction applies:

              (2) Aggregate number of securities to which transactions applies:

              (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)

              (4)      Proposed maximum aggregate value of transaction:

              (5)      Total fee paid:

         |X|  Fee paid previously with preliminary materials.

         |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

              (1)      Amount previously paid:
              (2)      Form, Schedule or Registration Statement No.:
              (3)      Filing party:
              (4)      Date filed:



                                 ARCTCO, INC.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD AUGUST 8, 1996

Notice is hereby given that the Annual Meeting of Stockholders of Arctco, Inc. (the "Company") will be held at the National Guard Armory, at Arnold Avenue South and Highway 32 South, Thief River Falls, Minnesota 56701, on Thursday, August 8, 1996 at 4:00 p.m. for the following purposes:

       1. To elect three directors to serve three-year terms and one director to serve a one-year term.


       2. To ratify and approve an amendment to the Company's Restated Articles of Incorporation to change the name of the Company to "Arctic Cat Inc."


       3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on June 21, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

                            By Order of the Board of Directors,

                            /s/ Timothy C. Delmore
                            Timothy C. Delmore,
                            Secretary

Thief River Falls, Minnesota
June 28, 1996

TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY ON THE ENCLOSED PROXY CARD WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.


                                 ARCTCO, INC.
                           600 BROOKS AVENUE SOUTH
                         THIEF RIVER FALLS, MN 56701

                               PROXY STATEMENT
                        ANNUAL MEETING OF STOCKHOLDERS
                                AUGUST 8, 1996


This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of Arctco, Inc. (the "Company") of proxies for the Annual Meeting of Stockholders of the Company to be held at the National Guard Armory, at Arnold Avenue South and Highway 32 South, Thief River Falls, Minnesota, 56701 on Thursday, August 8, 1996 at 4:00 p.m. Central Daylight Time, or any adjournment or adjournments thereof. This Proxy Statement and the enclosed proxy card are being mailed to stockholders on or about June 28, 1996.


The Company's Annual Report for the fiscal year ended March 31, 1996, including audited financial statements, is being mailed to stockholders concurrently with the Proxy Statement.

Proxies may be revoked at any time before they are exercised by the execution and delivery of a later proxy, and stockholders present at the meeting may withdraw their proxies and vote in person. Unless revoked, proxies will be voted and, where a choice is specified with respect to any matter to be voted upon, the proxies will be voted as specified.


The total number of shares outstanding and entitled to vote at the meeting as of June 21, 1996 consists of 22,043,528 shares of $.01 par value Common Stock (excluding 7,560,000 shares of Class B Common Stock which do not vote with the Common Stock in the general election of directors; see "Election of Directors"). Each share of Common Stock is entitled to one vote and there is no cumulative voting. Only stockholders of record at the close of business on June 21, 1996 will be entitled to vote at the Annual Meeting. The presence in person or by proxy of holders of a majority of the shares of stock entitled to vote at the Annual Meeting of Stockholders constitutes a quorum for the transaction of business.

Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum and in tabulating votes cast on proposals presented to stockholders, but as unvoted for purposes of determining the approval of the matter. Consequently, an abstention will have the same effect as a negative vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

                                  PROPOSAL 1
                            ELECTION OF DIRECTORS


Four directors will be elected at the Annual Meeting, three for three-year terms and one for a one-year term. Pursuant to the Company's Restated Articles of Incorporation, the Board of Directors is divided into three classes of directors, each director serving a three-year term. Each year only one class of directors is subject to a stockholder vote, and, generally, one-third of the directors belong to each class. During the last fiscal year, the Board of Directors added two new members, Gregg A. Ostrander and Kenneth J. Roering. Each of the new directors has been assigned to an existing class of the Board. In addition to the election of the class nominated for a term ending in 1999, the Board of Directors is seeking shareholder election of one new member appointed to the class with a term ending in 1998. Accordingly, Messrs. Dondelinger, Hagen and Roering have been nominated for election to a three-year term at the 1996 Annual Meeting and Mr. Ostrander has been nominated for election to a one-year term. In accordance with a Stock Purchase Agreement dated July 18, 1988 between Suzuki Motor Corporation ("Suzuki") and the Company pursuant to which Suzuki purchased 7,560,000 shares (as adjusted for subsequent stock splits) of the Company's Class B Common Stock (constituting all outstanding shares of Class B Common Stock), Suzuki is entitled to elect one member of the Board of Directors.


The Board of Directors has nominated for election the persons named below. It is intended that proxies will be voted for such nominees. The Company believes that each nominee named below will be able to serve; but should any such nominee be unable to serve as a director, the persons named in the proxies have advised that they will vote for the election of such substitute nominee as the Board may propose.

The names and ages of the nominees and their principal occupations are set forth below, based upon information furnished to the Company by the nominees. Unless otherwise indicated, each of the directors has held their respective identified positions for more than the past five years.



                                                                                             DIRECTOR
        NAME AND AGE                             PRINCIPAL OCCUPATION                         SINCE
NOMINATED FOR A TERM ENDING IN 1997:
Gregg A. Ostrander (43)      President and Chief Executive Officer of Michael Foods,           1995
                             Inc. (a food processing manufacturer) since 1993; President of Swift-Eckrich Prepared Foods Co. (a food manufacturer)
                             from 1985 to 1993. Director of Michael Foods, Inc.

NOMINATED FOR A TERM ENDING IN 1999:

Robert J. Dondelinger (60)   President and Chief Executive
                             Officer of Northern Motors (a 1983 General Motors
                             dealership), Thief River Falls, MN.

William I. Hagen (58)        Co-owner and Vice President of North Star Transport, Inc.         1983
                             (a nationwide trucking company), Eagan, MN; owner and
                             operator of a farm in northern Minnesota.

Kenneth J. Roering (54)      Professor, School of Management, University of Minnesota          1996
                             since 1981. Director of Sheldahl, Inc., TSI, Inc.,
                             Transport Corporation of America, Inc. and Mountain Parks
                             Financial Group, Inc.

OTHER DIRECTORS WHOSE TERMS OF OFFICE WILL CONTINUE AFTER THE ANNUAL MEETING AND
 WHOSE TERMS EXPIRE IN 1997:

William G. Ness (58)         Chairman of the Board of Directors of the Company;                1983
                             Co-owner and Vice President of Northern Woodwork
                             (specialty furniture manufacturing), Thief River Falls, MN.
                             Director of Northern State Bank, Thief River Falls, MN.

OTHER DIRECTORS WHOSE TERMS OF OFFICE WILL CONTINUE AFTER THE ANNUAL MEETING AND
  WHOSE TERMS EXPIRE IN 1998:

Lowell T. Swenson (74)       Retired since 1980; previously employed in snowmobile             1983
                             industry for 14 years.

Christopher A. Twomey (48)   President and Chief Executive Officer of the Company since        1987
                             January 1986; executive officer of the Company in various
                             capacities since 1983. Director of Lund International
                             Holdings, Inc. and Community Board Member, Norwest
                             Bank Minnesota West, N.A.

DIRECTOR ELECTED ANNUALLY BY CLASS B COMMON STOCK:

Takeshi Natori (57)          Senior General Manager of Industrial & Power Products             1992
                             Division, Suzuki Motor Corporation (vehicle and
                             related manufacturing operations); Hamamatsu,
                             Japan; prior to June 1991, President of Suzuki
                             France S.A.




MEETINGS. During fiscal 1996, the Board of Directors met six times. Each director attended more than 75% of the meetings of the Board of Directors and any committee on which he served.

BOARD COMMITTEES. The Board has appointed a Compensation Committee and an Audit Committee. The Compensation Committee, which consists of Messrs. Dondelinger, Hagen and Swenson, met once during the last fiscal year. The Compensation Committee assists management in making recommendations to the Board with respect to officers' and key employees' salaries, bonuses and stock option grants. The Audit Committee, which consists of Messrs. Dondelinger, Hagen and Swenson, met once during the last fiscal year. The Audit Committee meets with the Company's independent public accountants and representatives of management to review the internal and external financial reporting of the Company, reviews the scope of the independent auditors' examination, considers comments by the auditors regarding internal controls and accounting procedures and management's response to those comments and approves any material non-audit services to be provided by the Company's independent public accountants. The Company does not have a nominating committee. However, the Company's Bylaws provide that any stockholder entitled to vote generally in the election of directors may nominate one or more persons for election as directors provided that such stockholder has provided written notice of such intention to the Secretary of the Company. Such notice must be given not less than 60 days nor more than 90 days prior to the meeting date corresponding to the previous year's Annual Meeting. Stockholders desiring to nominate a director should contact the Company's Secretary for a copy of the relevant procedure.


REMUNERATION OF DIRECTORS. All non-employee directors other than the representative of Class B Common Stock receive $2,250 per quarter, $1,000 per meeting attended in person, $500 per meeting attended telephonically and $500 per committee meeting attended on a date when no regular Board meeting is held, in addition to out-of-pocket expenses incurred on behalf of the Company. In addition, pursuant to the Company's 1995 Stock Plan, each non-employee director automatically receives on the date of election or re-election as a director, or appointment as a director by action of the Board during the period between stockholder meetings, and on the date of each subsequent annual or special stockholder meeting at which action is taken to elect any director if the non-employee director's term is not up for election that year and the non-employee director is serving an unexpired term (provided that the non-employee director has served for at least six months), an option to purchase 6,000 shares of the Company's Common Stock at an option price equal to the fair market value of the Company's Common Stock on the date the option is granted. These options have terms equal to the later to occur of five years from the date of grant or the 66th birthday of the non-employee director, which term in any event expires 30 days after termination of service as a director, and is exercisable at any time from the date of grant. The director elected by the holder of Class B Common Stock is reimbursed for out-of-pocket expenses incurred on behalf of the Company, does not receive the fee described above and has declined to receive the stock options described above.


EXECUTIVE COMPENSATION AND OTHER INFORMATION
Summary of Cash and Certain Other Compensation

The following table shows, for fiscal years 1996, 1995 and 1994, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to Christopher A. Twomey, the Company's Chief Executive Officer, and to each of the four other most highly compensated executive officers of the Company.

SUMMARY COMPENSATION TABLE

                                                ANNUAL                  LONG-TERM
                                             COMPENSATION              COMPENSATION
                                                                        SECURITIES            ALL OTHER
NAME AND PRINCIPAL POSITION     YEAR      SALARY       BONUS      UNDERLYING OPTIONS (#)   COMPENSATION(1)
  Christopher A. Twomey         1996     $165,000     $112,500            60,000               $4,500
  President and Chief           1995      165,000      225,000            45,000                4,500
  Executive Officer             1994      165,000      225,000            45,000                5,682

  Mark E. Blackwell             1996      106,000       65,000            30,000                4,500
  Vice President --             1995      103,000      100,000            22,500                4,500
  Marketing                     1994      103,000       85,000            42,750                2,321

  Timothy C. Delmore            1996      106,000       65,000            30,000                4,500
  Chief Financial Officer       1995      103,000      102,000            22,500                4,500
  and Secretary                 1994      103,000       90,000            22,500                3,338

  Ronald G. Ray                 1996      106,000       62,000            30,000                4,500
  Vice President --             1995      103,000       97,000            22,500                4,500
  Manufacturing                 1994      103,000       85,000            22,500                2,384

  Roger H. Skime                1996      106,000       62,000            30,000                4,500
  Vice President --             1995      103,000       97,000            22,500                4,500
  Engineering                   1994      103,000       85,000            22,500                3,417

(1) Represents amount contributed by the Company to the individual's 401(k) retirement plan account.

EMPLOYMENT AGREEMENTS
The Company has entered into employment agreements with each of its executive officers which provide, among other things, for a lump-sum cash severance payment to each such executive equal to approximately three times the executive's average annual compensation over the preceding five years plus certain fringe benefits under certain circumstances following a "change in control" of the Company. In general, a "change in control" would occur when there has been any change in the controlling persons reported in the Company's proxy statement, when 20% or more of the Company's outstanding voting stock is acquired by any person, when current members of the Board of Directors or their successors elected or nominated by such members cease to constitute at least 75% of the Board of Directors, when the Company merges or consolidates with or sells substantially all its assets to any person or entity, or when the Company's stockholders approve a plan of liquidation or dissolution of the Company. The employment agreements also prohibit disclosure of confidential information concerning the Company and require disclosure and assignment of inventions, discoveries and other works relating to the executive's employment. If a "change in control" had occurred at the end of fiscal 1996 and the executive's employment was terminated, the following executive officers would have received the amounts indicated, which includes deemed compensation during the preceding five years from the exercise of stock options: Mr. Twomey, $1,877,129; Mr. Blackwell, $706,892; Mr. Delmore, $746,826; Mr. Ray, $860,750; and Mr. Skime,
$936,404.


The Company has also entered into employment agreements with each of its executive officers pursuant to which they will receive upon termination of employment, other than by the Company for "cause," for a twelve-month period,
(i) with respect to Mr. Twomey, an amount equal to his average annual cash compensation over the five-year period immediately preceding the date of termination plus $35,000, and, with respect to the other executive officers, an amount equal to their average annual salary over the three-year period immediately preceding the date of termination, and (ii) the employee benefits received prior to termination. The employment agreements also restrict each executive officer from certain competitive employment following termination and prohibit disclosure of confidential information concerning the Company. If the named executive officers had been terminated at the end of the last fiscal year for a reason other than cause, they would have received the following amounts pursuant to the employment agreements: Mr. Twomey, $366,500; Mr. Blackwell, $104,000; Mr. Delmore; $104,000; Mr. Ray, $104,000; and Mr. Skime, $104,000.


STOCK OPTIONS
The following table contains information concerning individual grants of stock options under the Company's Stock Option Plans to each of the named individuals during the last fiscal year.

                      OPTION GRANTS IN LAST FISCAL YEAR

                                                            INDIVIDUAL GRANTS
                                                            PERCENT OF TOTAL                           POTENTIAL REALIZABLE VALUE AT
                                                             OPTIONS GRANTED                           ASSUMED ANNUAL RATES OFSTOCK
                                         NUMBER OF                 TO                                  PRICE APPRECIATION FOR OPTION
                                   SECURITIES UNDERLYING      EMPLOYEES IN      EXERCISE    EXPIRATION             TERM(2)
NAME                              OPTIONS GRANTED (#) (1)      FISCAL YEAR        PRICE        DATE          5%                10%
All Non-Affiliate Stockholders             N/A                    N/A             N/A           N/A      $87,326,837   $192,969,472
Christopher A. Twomey                     60,000                  26.0%          $11.25      8/03/2000       186,490        412,094
Mark E. Blackwell                         30,000                  13.0%           11.25      8/03/2000        93,245        206,047
Timothy C. Delmore                        30,000                  13.0%           11.25      8/03/2000        93,245        206,047
Ronald G. Ray                             30,000                  13.0%           11.25      8/03/2000        93,245        206,047
Roger H. Skime                            30,000                  13.0%           11.25      8/03/2000        93,245        206,047

(1) Exercises of one-third of the shares are permitted on each of the first through third anniversary dates of the grant; potential realizable value based on five-year term of option.

(2) Indicates amount of potential aggregate non-affiliate stockholder equity appreciation over five-year period at the assumed appreciation rates based on $11.25 purchase price.

None of the named individuals exercised stock options during the last fiscal year. The following table contains information concerning the value of options previously granted under the Company's Stock Option Plans which were held by the named individuals at the end of the last fiscal year.

                        FISCAL YEAR-END OPTION VALUES

                              NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                             UNDERLYING UNEXERCISED                 IN-THE-MONEY
                              OPTIONS AT FY-END(#)                OPTIONS AT FY-END
NAME                      EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
Christopher A. Twomey       45,000           240,000         $174,375         $348,750
Mark E. Blackwell           40,132            81,743          143,464                0
Timothy C. Delmore          45,000            75,000          174,375                0
Ronald G. Ray               27,000            75,000          138,375                0
Roger H. Skime              22,500            75,000           87,188                0


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Decisions on compensation of the Company's executives are generally made by the three-member Compensation Committee of the Board consisting of Messrs. Dondelinger, Hagen and Swenson. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers were during fiscal 1996 and will in fiscal 1997 be reviewed by the full Board. Pursuant to SEC rules designed to enhance disclosure of companies' policies with regard to executive compensation, set forth below is a report submitted by the Compensation Committee addressing the Company's compensation policies for fiscal 1996 as they affected Mr. Twomey and Messrs. Blackwell, Delmore, Ray and Skime, the four executive officers other than Mr. Twomey who, for fiscal 1996, were the Company's most highly paid executive officers whose compensation exceeded $100,000 (collectively with Mr. Twomey, the "Named Executives"). The following report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 (the "1933 Act") or the Securities Exchange Act of 1934 (the "1934 Act"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the 1933 Act or the 1934 Act.

COMPENSATION PHILOSOPHY. The Compensation Committee's executive compensation policies are designed to reflect three basic objectives: payment for performance; attraction and retention of executives who contribute to the long-term success of the Company; and alignment of the interests of management with those of stockholders.


BASE PAY. The Compensation Committee annually reviews each officer's salary, including those of the Named Executives. In determining appropriate base salary levels, the Compensation Committee considers levels of responsibility, experience, internal equity, and external pay practices. With respect to external pay practices, the Compensation Committee compares the base salary paid by the Company to a survey of national manufacturing companies, which includes a strong representative sample of midwestern companies, and to compensation paid by companies manufacturing similar products in the same geographic location. The Company attempts to maintain base salary levels at approximately the 50th percentile according to the national survey, a level which it believes emphasizes corporate and individual performance which it recognizes through annual incentive awards and still allows it to attract and retain strong executive talent. Base salaries for the Named Executives except Mr. Twomey were increased 3% for fiscal 1996.

ANNUAL INCENTIVE AWARDS. Each executive is eligible to receive annual cash incentive awards based on corporate and individual performance. It is the Compensation Committee's belief that placing a potentially large portion of an executive's total compensation at risk, based on corporate and individual performance, is the best way to focus attention on the short and long-term goals of the Company and encourage high levels of performance from each executive. By focusing on both corporate and individual goals, team work is encouraged. Individual incentive awards for all executives are based on the Compensation Committee's assessment of overall Company performance and each individual's contribution. Compensation comparisons are made with peer-company executives through a national survey and individual incentive awards are made such that when added to base salary, total cash compensation reflects corporate and individual performance and is within the range of total cash compensation according to the national survey. Incentive payments for fiscal 1996 were significantly below such payments the prior year as a reflection of the Company's policy on incentive compensation and the Company's relatively poor financial performance in fiscal 1996.

LONG-TERM INCENTIVES. Aligning the interest of management with those of stockholders is accomplished through longer term incentives directly related to the improvement in long-term stockholder value. The Compensation Committee believes this is accomplished with the award of stock options to the Named Executives and other key personnel. Stock options are awarded periodically consistent with the Company's objective to include in total compensation a long-term equity interest for executive officers, with greater opportunity for reward if long-term performance is sustained. Stock options have value for the executive officers only if the price of the Company's stock appreciates in value from the date of grant. Stockholders also benefit from such stock price appreciation. The Compensation Committee believes that stock options encourage and reward effective management which, in turn, results in the long-term corporate financial success as measured by stock price appreciation. To encourage a longer term perspective, in recent years stock options have vested near the end of a multi-year period. However, in light of the Company's relatively poor financial performance in fiscal 1996, options were granted to the Named Executives with vesting on a short-term schedule to reward the Named Executives for shorter-term improvements in the Company's financial performance.

OTHER COMPENSATION PROGRAMS. The Company maintains certain broad based employee benefit plans in which its executive officers, including the Named Executives, have been permitted to participate, including retirement, life, and health insurance plans. The Company's retirement plan is a 401(k) plan which allows all eligible employees to make pre-tax contributions and in which the Company matches employee contributions in an amount equal to the employee's contribution up to 3% of the employee's base salary.

MR. TWOMEY'S FISCAL 1996. Mr. Twomey's base pay for fiscal 1996 was $165,000 which is at the low end of the target range for base pay set by the Compensation Committee and is the same base pay as Mr. Twomey received in fiscal 1995. In evaluating the Company's overall performance in order to determine Mr. Twomey's annual incentive award, the Compensation Committee considered the Company's financial performance for fiscal 1996 and Mr. Twomey's individual contribution. The Compensation Committee paid Mr. Twomey $112,500 as an incentive award, which is 50% of the amount paid Mr. Twomey the prior year, as a reflection of these factors.

                   SUBMITTED BY THE COMPENSATION COMMITTEE
                     OF THE COMPANY'S BOARD OF DIRECTORS

         Robert J. Dondelinger   William I. Hagen   Lowell T. Swenson


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
As described below, Messrs. Dondelinger and Hagen, directors and members of the Compensation Committee of the Board, have important relationships with entities which engage in certain transactions with the Company which require disclosure. See "Certain Transactions."



CERTAIN TRANSACTIONS
Since the Company first began production in August 1983, it has purchased all engines for its products from Suzuki pursuant to contracts which are renewed annually and which stipulate price and general terms of delivery of engines. During the last fiscal year, the Company paid Suzuki approximately $95,619,000 for engines. Terms of the agreements were, and renewal rates are, the subject of arms-length negotiation on terms no less favorable to the Company than the Company could otherwise obtain.

During the last fiscal year, the Company has engaged North Star Transport, Inc., a corporation for which Mr. Hagen, a director of the Company, is a director, executive officer and principal shareholder, for freight hauling services for which it paid North Star Transport, Inc. approximately $4,310,000. The rates charged were, and will continue to be, the subject of arms-length negotiation on terms no less favorable to the Company than the Company could otherwise obtain.

During the last fiscal year, the Company purchased wiring harnesses from Itasca Bemidji, Inc. ("IBI"), a company in which Mr. Ness, a director of the Company, owns approximately 15% of the outstanding stock. During the last fiscal year, the Company paid IBI approximately $1,701,000 for harnesses. The prices paid by the Company were, and will continue to be, the subject of arms-length negotiation on terms no less favorable to the Company than the Company could otherwise obtain.

During the last fiscal year, the Company purchased certain vehicles from Northern Motors, a General Motors dealership which Mr. Dondelinger, a director of the Company, is President and Chief Executive Officer. During the last fiscal year, the Company paid Northern Motors approximately $244,000 for vehicles. The prices paid by the Company were, and will continue to be, the subject of arms-length negotiations on terms no less favorable to the Company than the Company could otherwise obtain.


PERFORMANCE GRAPH
In accordance with the rules of the Securities and Exchange Commission, the following performance graph compares performance of the Company's Common Stock on the Nasdaq National Market to the S&P 500 Index and to the Recreational and Luxury Product Index (indicated below as the "Peer Group Index") prepared by Media General Financial Services. The graph compares on an annual basis the cumulative total stockholder return on $100 invested on March 31, 1991, and assumes reinvestment of all dividends and has been adjusted to reflect stock splits.


                                                 MARCH 31,
                     1991        1992        1993        1994        1995        1996
Arctco, Inc.        $100.00     $171.08     $315.72     $478.58     $439.80     $295.24
Peer Group Index     100.00      135.35      152.87      176.15      181.54      212.86
S&P 500 Index        100.00      111.06      128.00      129.89      150.11      198.30

The performance graph above shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the 1933 Act or the 1934 Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the 1933 Act or the 1934 Act.


                    BENEFICIAL OWNERSHIP OF CAPITAL STOCK

The following table presents information provided to the Company as to the beneficial ownership of the Company's capital stock as of June 21, 1996 by (i) the only stockholders known to the Company to hold 5% or more of such stock,
(ii) each of the directors and Named Executives of the Company and (iii) all directors and officers as a group. Unless otherwise indicated, all shares represent sole voting and investment power.

                                                                   PERCENT OF           PERCENT OF
                                           CAPITAL STOCK       OUTSTANDING SHARES   OUTSTANDING SHARES
BENEFICIAL OWNERS                      BENEFICIALLY OWNED(1)    OF COMMON STOCK      OF CAPITAL STOCK
Suzuki Motor Corporation                     7,560,000                   0%               25.54%
Hamamatsu-Nishi
P.O. Box 1, 432-91
Hamamatsu, Japan
State of Wisconsin Investment Board          2,580,000(2)            11.70                 8.72
P.O. Box 7842
Madison, WI 53707
Harris Associates LP                         2,071,765(3)             9.40                 7.00
Two North Lasalle St.
Suite 500
Chicago, IL 60602-3790
William G. Ness                                184,727(4)               *                    *
Christopher A. Twomey                          252,569(4)             1.14                   *
Robert J. Dondelinger                          215,343(4)               *                    *
William I. Hagen                               313,818(4)             1.42                 1.06
Takeshi Natori                                       0(5)                0                    0
Lowell T. Swenson                              427,261(4)             1.94                 1.44
Gregg A. Ostrander                               6,000(4)               *                    *
Kenneth J. Roering                               6,000(4)               *                    *
Mark E. Blackwell                               69,375(4)               *                    *
Timothy C. Delmore                             118,910(4)               *                    *
Ronald G. Ray                                   57,450(4)               *                    *
Roger H. Skime                                 150,792(4)               *                    *
All Directors and Officers
as a Group (14 persons)                      2,076,957(4)(5)          9.18                 6.88



* Less that 1%.

(1) All outstanding shares of capital stock are Common Stock except shares held by Suzuki which are all Class B Common Stock. See "Election of Directors."

(2) Based in part on information included in a Schedule 13G filed with the Securities and Exchange Commission.

(3) Based in part on information included in a Schedule 13G filed with the Securities and Exchange Commission. Consists of 2,071,765 shares over which the owner exercise shared voting power and 918,000 shares and 1,153,765 shares over which the owner exercises sole and shared dispositive power, respectively.


(4) Includes the following number of shares purchasable by the indicated individuals and group within 60 days from the date hereof pursuant to the exercise of outstanding stock options: Mr. Ness, 45,000; Mr. Twomey, 90,000; Mr. Dondelinger, 29,628; Mr. Hagen, 29,628; Mr. Swenson, 23,721; Mr. Ostrander, 6,000; Mr. Roering, 6,000; Mr. Blackwell, 69,375; Mr. Delmore, 67,500; Mr. Ray, 49,500; Mr. Skime, 45,000; and all directors and officers as a group, 569,352.


(5) Excludes shares held by Suzuki Motor Corporation.

Based upon its review of Forms 3, 4 and 5 and any amendments thereto furnished to the Company pursuant to Section 16 of the 1934 Act, the Company believes all of such forms were filed on a timely basis by reporting persons.

                                  PROPOSAL 2
                          AMENDMENT TO THE COMPANY'S
                      RESTATED ARTICLES OF INCORPORATION


The Board of Directors has approved and recommends that stockholders vote in favor of an amendment to the Company's Restated Articles of Incorporation to change the name of the Company to "Arctic Cat Inc." "Arctic Cat" is the Company's registered trademark and has always been used in connection with its snowmobile products.


The Board of Directors believes that over the last thirty years the name "Arctic Cat" has become synonymous with exciting, innovative and high quality snowmobiles and related products. As a result, the name "Arctic Cat" has been associated with customer loyalty and satisfaction with the Company and its products. The Board believes associating this long respected name across all product lines will enhance the Company's marketing efforts and is recommending this change as a result of numerous requests from the Company's customers and dealers. In addition, the Board expects communication to the Company's stockholders, the financial market, and the investing public will become greatly enhanced and simplified using this already recognized name. If the proposed amendment is approved, the cost to the Company to effect the corporate name change will not be significant.

THE BOARD UNANIMOUSLY RECOMMENDS ADOPTION BY THE STOCKHOLDERS OF THE FOLLOWING RESOLUTION:

       RESOLVED, that Article I of the Corporation's Restated Articles of Incorporation be, and the same hereby is, amended in its entirety to read as follows:

             "The name of the Corporation shall be Arctic Cat Inc."


Approval of the proposed amended Article I requires the affirmative vote of a majority of all shares of Common Stock entitled to vote at the Annual Meeting. The Board of Directors recommends that stockholders vote FOR Proposal No. 2.



                                   AUDITORS


Grant Thornton LLP, independent public accountants, were the auditors for the Company for fiscal 1996. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting of Stockholders and will be available to respond to appropriate questions. As of the date hereof, no auditing firm has been formally selected for fiscal 1997 since the Board of Directors has historically made such formal selection in conjunction with the Annual Meeting of Stockholders.


                            STOCKHOLDER PROPOSALS

The proxy rules of the Securities and Exchange Commission permit stockholders, after timely notice to a company, to present proposals for stockholder action in a company's proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for stockholder action and are not properly omitted by corporate action in accordance with the proxy rules. The Company's Annual Meeting of Stockholders for the fiscal year ended March 31, 1997 is expected to be held on or about August 7, 1997 and proxy materials in connection with that meeting are expected to be mailed on or about June 27, 1997. Stockholder proposals prepared in accordance with the proxy rules must be received by the Company on or before February 29, 1997.

                         METHOD OF PROXY SOLICITATION


The entire cost of preparing, assembling, printing and mailing the Notice of Annual Meeting of Stockholders, this Proxy Statement, the proxy itself, and the cost of soliciting proxies relating to the meeting will be borne by the Company. In addition to use of the mail, proxies may be solicited by officers, directors, and other regular employees of the Company by telephone, telegraph, or personal solicitation, and no additional compensation will be paid to such individuals. The Company will, if requested, reimburse banks, brokerage houses, and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy material to their principals.


                               OTHER MATERIALS

The Company's Bylaws provide that certain requirements be met in order that business may properly come before the stockholders at the Annual Meeting. Among other things, stockholders intending to bring business before the Annual Meeting must provide written notice of such intent to the Secretary of the Company. Such notice must be given not less than 60 days nor more than 90 days prior to the meeting date corresponding with the previously year's Annual Meeting. Stockholders desiring to bring matters for action at an Annual Meeting should contact the Company's Secretary for a copy of the relevant procedure. Since no such notice was received with respect to this year's Annual Meeting, no stockholders may bring additional business before the meeting for action.

The Board of Directors knows of no business other than that described herein that will be presented for consideration at the Annual Meeting. If, however, other business shall properly come before the meeting, the persons in the enclosed form of proxy intend to vote the shares represented by said proxies on such matters in accordance with their judgment in the best interest of the Company.

                            By Order of the Board of Directors,

                            /s/ Timothy C. Delmore
                            Timothy C. Delmore,
                            Secretary

- --------------------------------------------------------------------------------

                                 ARCTCO, INC.
             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
       FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 8, 1996


 The undersigned hereby appoints William G. Ness and Christopher A. Twomey, or either of them, as proxies with full power of substitution to vote all shares of stock of Arctco, Inc. of record in the name of the undersigned at the close of business on June 21, 1996 at the Annual Meeting of Stockholders to be held in Thief River Falls, Minnesota on August 8, 1996, or any adjournment or adjournments, hereby revoking all former proxies.

 1. ELECTION OF DIRECTORS:

|_| FOR all nominees listed below
(except as marked to the contrary below)

|_| WITHHOLD AUTHORITY
to vote for all nominees listed below

         ROBERT J. DONDELINGER   WILLIAM I. HAGEN   KENNETH J. ROERING
                               GREGG A.OSTRANDER

    (INSTRUCTION: To withhold authority to vote for any individual nominee, mark the FOR box and write that nominee's name for which you are withholding authority on the space provided below)


 2. AMENDMENT TO RESTATED ARTICLES OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY TO "ARCTIC CAT INC."
                  |_| FOR         |_| AGAINST         |_| ABSTAIN


                          (continued on other side)


                         (continued from other side)

 3. In their discretion, the proxies are authorized to vote upon any other matters coming before the meeting.


 THE SHARE(S) REPRESENTED BY THIS PROXY WILL BE VOTED ON PROPOSALS (1) AND (2) IN ACCORDANCE WITH THE SPECIFICATION MADE AND "FOR" SUCH PROPOSALS IF THERE IS NO SPECIFICATION.

                                          Dated: _________________________, 1996

                                          ______________________________________
                                          Signature

                                          ______________________________________
                                          Signature if held jointly

                                          Please sign exactly as name(s) are
                                          shown at left. When signing as
                                          executor, administrator, trustee, or
                                          guardian, give full title as such;
                                          when shares have been issued in names
                                          of two or more persons, all should
                                          sign.